Exhibit 10.2

AMENDMENT NO. 2 TO AGREEMENT RELATING TO EMPLOYMENT

AMENDMENT, dated August 5, 2004 by and between NetScout Systems, Inc., a Delaware corporation (“NetScout”), and Narendra Popat, a founder of NetScout (“Mr. Popat”).

WHEREAS, the Company and Mr. Popat entered into an Agreement Relating to Employment dated as of June 1, 1994, as amended by Amendment No. 1 thereto dated January 14, 1999 (the “Employment Agreement”);

WHEREAS, the parties desire to amend the Employment Agreement to modify provisions with respect to Mr. Popat’s compensation;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1. That Section 2 be amended by deleting it in its entirety and replacing it with the following:

“Base Salary and Bonus. During the term of this Agreement, the Company shall pay Mr. Popat a base salary at an annual rate of at least $250,000. During the term of this Agreement, Mr. Popat will be eligible to receive a year-end bonus based on Company performance and other objectives. The base salary shall be payable in installments in accordance with the Company’s regular practices, as such practices may be modified from time to time.”

2. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date and year first above written.

NETSCOUT SYSTEMS, INC.

By: /s/ Anil Singhal

        Anil Singhal

        President and CEO

/s/ Narendra Popat

Narendra Popat